Exhibit 19

Insider Trading Policy – 10b5-1
Effective August 17, 2023
1.     Purpose
To define the ResMed Inc. (“ResMed”) policy on trades and other transactions in “ResMed Securities,” which includes ResMed common stock, options, futures, calls, puts, warrants, debt securities, and any other rights to acquire ResMed common stock.
2.    Scope
This policy applies worldwide, to all ResMed Directors, Executive Officers, officers, employees, consultants, contract workers, temporary staff, and any other persons associated with ResMed (“Covered Persons").
This policy will continue to apply to you after the termination of your employment or service as a Covered Person for so long as you are in possession of Material Nonpublic Information about ResMed.
3.    Responsibility
All Covered Persons should carefully read this policy and follow its directives at all times. Failure to adhere to this policy may result in immediate disciplinary measures being taken including, in appropriate cases, termination.
For questions about this policy or its application to a particular transaction, Covered Persons should contact our global general counsel.
4.    General Information about Insider Trading
4.1    Overview
US federal securities laws generally prohibit Covered Persons who possess material nonpublic information from trading ResMed Securities on the basis of that information. These laws also prohibit the direct or indirect communication or “tipping” of any material nonpublic information to anyone outside ResMed under any circumstances, or to anyone within ResMed other than on a need-to-know basis.
Because the primary listing for ResMed common stock is the New York Stock Exchange, this policy describes US law regarding insider trading. For simplicity, this policy discusses only US law. But similar laws apply in Australia (where ResMed CHESS Units of Foreign Securities—
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
© ResMed 2023
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depositary interests frequently called “CDIs” or “CUFS”—trade on the Australian Securities Exchange) and other countries. This policy applies to all Covered Persons, regardless of your location.
Illegal insider trading is generally considered to include (i) buying or selling ResMed Securities while in possession of Material Nonpublic Information; and (ii) communicating Material Nonpublic Information to others who then trade on the basis of that information.
4.2    Penalties
Persons who violate these prohibitions are subject to potential civil damages and criminal penalties. The potential criminal and civil penalties for “willful” (that is, intentional) violations are:
•    A jail term of up to 20 years;
•    A criminal fine up to $5 million for individuals and $25 million for corporations; and
•    A civil penalty up to three times the profit gained or loss avoided.
4.3    Risks to ResMed
Trading on Material Nonpublic Information also poses significant risks to ResMed.
•    The US Securities and Exchange Commission (“SEC”) can bring an action against us (as your employer) to recover civil penalties of up to the greater of $1 million or three times the amount of profit you make or loss you avoid.
•    Disclosing even small amounts of Material Nonpublic Information could require us under federal securities laws to make complete disclosure regarding the matter in question before we would otherwise be obligated to do so (that is, if the story is disclosed selectively or only part of the story is disclosed to the general public, we may have a duty to publicly disclose the full story, which may have detrimental effects on us or third parties).
•    Disclosing of Material Nonpublic Information could damage our competitive position, jeopardize important strategic plans, and threaten or eliminate opportunities such as acquisitions or financings.
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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5.    Definitions
5.1    Approving Officer: the ResMed Inc. global general counsel, or in that person’s absence, its chief financial officer. For purposes of approving the global general counsel’s trades, Approving Officer means ResMed Inc.’s chief executive officer or its president and chief operating officer.
5.2 Directors: members of ResMed Inc.’s board of directors.

5.3    Executive Officers: persons designated by ResMed as executive officers, or principal accounting officers, in accordance with the definition of 17 CFR § 240.3b-7 and disclosed in ResMed’s annual proxy statement. This refers to those officers that are subject to the filing requirements of Section 16 of the Exchange Act.

5.4    Material Nonpublic Information: Generally, all important information about our business that has not been publicly disclosed via press release, earnings conference call, or filings with the SEC should be considered confidential non-public information. Even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.

Non-public information is generally considered “material” if there is a substantial likelihood a “reasonable investor” would consider it important in a decision to buy, sell, or hold securities or if the information is likely to have a significant effect on the market price of the security. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material. Materiality of information may vary depending on the circumstances of each case; it will be viewed with “20/20 hindsight.” Consequently, any appearance of impropriety should be avoided, and the particular facts of each such situation should be carefully reviewed.
Examples of information that is generally regarded as material are:
•Financial results;
•Projections of future financial results or other guidance;
•Major proposed or pending acquisitions, investments or divestitures;
•Significant product developments;
•Changes in key personnel;
•Stock splits;
•Stock buy-backs;
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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•New equity or debt offerings;
•Positive or negative developments in outstanding significant litigation;
•Cybersecurity risks and incidents;
•Actual or threatened significant litigation or substantive inquiry by a governmental or regulatory authority;
•Events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements; and
•Any other facts that might cause ResMed’s financial results to be substantially affected.
5.5    ResMed Securities: All of the following are considered ResMed Securities under this policy:
•ResMed common stock;
•CHESS Units of Foreign Securities depositary interests issued by ResMed for trading on the Australian Securities Exchange;
•Bonds or other debt instruments;
•options, futures, calls, puts, warrants, and any other rights to acquire ResMed common stock; or
•Other publicly-traded securities that ResMed may issue in the future.
6.    Prohibited Trading Practices
6.1    Trading on Inside Information Prohibited: You are prohibited from purchasing or selling ResMed Securities while you are in possession of Material Nonpublic Information about ResMed. These prohibitions apply to you and your:
•Spouse, children, or relatives in the same household;
•Corporation or other business entity controlled by you; and
•Trust in which you or a family member act as trustee or have a beneficial or pecuniary interest (unless the trust has been previously cleared by the Approving Officer.
“Purchase” and “sale” are defined broadly under the federal securities law.
•“Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.
•“Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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These definitions extend to a broad range of transactions including conventional cash-for-stock transactions and conversions.
Applying these definitions to the exercise of a stock option depends on what is done with the shares obtained on exercise.
•An exercise-and-hold transaction, in which a stock option is exercised, but none of the underlying shares is sold will not be considered a purchase or sale.
•If any of the shares received on exercise of a stock option are sold for any purpose, including to pay the underlying exercise price (a “cashless exercise”) or to pay taxes, even if you do not receive the proceeds from the sale, then the transaction is a sale for purposes of this policy.
•An automatic exercise that occurs when the option term expires would ordinarily not be considered a “sale” for purposes of this policy, so long as the transaction occurs in accordance with the terms of the relevant stock option agreement.
The size of the transaction or the amount of profit received does not have to be large to result in prosecution. The SEC has the ability to monitor even the smallest trades and finds people violating these rules by engaging in routine market surveillance. Brokers and dealers who handle stock and option transactions for ResMed or individuals are required by law to inform the SEC of any possible violations by people who may have inside information. The SEC aggressively investigates even small insider trading violations.
6.2    Waiting Period Following release of Material Nonpublic Information: When Material Nonpublic Information has been publicly disclosed, you should continue to refrain from trading in ResMed Securities until the information has been adequately disseminated to the public and investors have been able to evaluate it. Unless you are otherwise advised by the Approving Officer, information will be considered adequately disseminated and absorbed by the marketplace after one full trading day has elapsed following its release. When in doubt, contact the Approving Officer for advice.
6.3    Tipping Prohibited: You are prohibited from disclosing or “tipping” to anyone, including family members and friends, any Material Nonpublic Information about any company. This includes information about ResMed or information about another company you might receive and, therefore, become a “tippee” or an “insider” of that company. Also, you are prohibited from making buy, sell or hold recommendations to anyone about any company while in possession of “inside information” about that company.
If you believe it is necessary to the performance of your specific job duties to disclose any material nonpublic information to persons outside of ResMed, you must contact the Approving Officer, in advance, so that we can take appropriate action before any disclosure.
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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6.4    Pledging and hedging ResMed Securities prohibited: All Covered Persons, regardless of whether you have been designated as Insider, and regardless of whether you have Material Nonpublic Information, are prohibited at all times from engaging in certain transactions involving ResMed Securities. These prohibited transactions include:
•Buying or selling puts or calls on ResMed Securities.
•Short sales, meaning sales of securities that are not then owned (which are illegal for Executive Officers and Directors).
•Margin Accounts or Pledges. You may not purchase ResMed Securities on margin, borrow against any account in which ResMed Securities are held or pledge ResMed Securities as collateral for a margin loan or any other loan.
•Hedging. Other forms of hedging or monetization transactions, such as collars, forward sale contracts, equity swaps, exchange funds, or any other financial instrument designed to hedge or offset a decrease in the market value of ResMed Securities.
6.5.    Stop-Loss Orders Prohibited: You are prohibited from placing any “stop loss” orders or any other “limit order” that would apply to a purchase or sale of ResMed Securities outside of a trading window period, except under a qualified Rule 10b5-1 plan (as defined below). Otherwise, it would be possible for a trade to occur during a time in which material nonpublic information was known to you.
6.6.    Gifts prohibited while possessing Material Nonpublic Information: Under certain circumstances, gifts of ResMed Securities may raise the same concerns as more common forms of insider trading, for example, if a gift is followed closely by a sale, or under conditions where the value at the time of donation and sale affects the tax or other benefits obtained by the donor. For this reason, ResMed prohibits you from making gifts of ResMed Securities while you possess Material Nonpublic Information.
7.    Trading Windows and Closed Periods for Insiders
7.1     Designation as an Insider: All directors, executive officers and persons or positions identified from time to time by the general counsel are considered “Insiders:”
Even if you are not automatically classified as an Insider, you may become an Insider if you become aware of Material Nonpublic Information as defined above. Decisions on whether to classify a Covered Person as an Insider will be made by the global general counsel and others they designate.
7.2    Prohibitions and limitations: Insiders will only be allowed to purchase or sell ResMed Securities during a trading window period beginning one (1) full trading day after the date of our public disclosure of financial results for a fiscal quarter or year and continuing until the later of:
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•The last day of the three (3) calendar week period after the opening of the trading window; or
•The last day of the second month of the fiscal quarter.
If you are in doubt whether a trading window is open, consult the Approving Officer.

Any period outside these trading window periods is a “closed period.” All Insiders are prohibited from trading in ResMed Securities during closed periods.
The prohibitions against trading during closed periods do not apply to:
•The exercise of stock options where cash is paid for the exercise price and tax withholding obligation, and the stock acquired upon exercise is held by the Employee,
•The surrender of stock to ResMed upon a stock option exercise in payment of the exercise price, in a manner permitted by the applicable terms of the award,
•The surrender of stock to ResMed in satisfaction of any tax withholding obligation, in a manner permitted by the applicable terms of the award,
•The sale or purchase of ResMed Securities under a qualified Rule 10b5-1 plan,
•The purchase of shares under our Employee Stock Purchase Plan,
•The transfer of shares between the New York Stock Exchange and the Australian Securities Exchange, solely for an exchange of common stock trading on the NYSE, for CHESS Units of Foreign Securities, depositary interests frequently called “CDIs” or “CUFS,” trading on the ASX.
•The transfer of ResMed Securities in accordance with a domestic relations order (provided that any such transfers must be pre-cleared by the Approving Officer, or
•Trading authorized by the Approving Officer, under exceptional circumstances approved by the Approving Officer, in their discretion.

For the sake of clarity: you may not sell shares acquired by exercising a stock option or sell shares acquired under the Employee Stock Purchase Plan during closed periods (unless sold under a qualified Rule 10b5-1 plan, as described in the section below); and

Even during a trading window period, Insiders and other Covered Persons are still prohibited from trading ResMed Securities while they possess Material Nonpublic Information.
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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8.    Mandatory Pre-approval Procedures for Specified Persons
8.1    Mandatory Pre-approval procedures: Our Directors and Executive Officers, and other persons identified from time to time by the global general counsel (“Specified Persons”), who are not in possession of Material Non-Public Information and who wish to engage in any transaction involving ResMed Securities (including any option exercise, stock purchase, stock sale, gift, contribution to a trust, or any other transfer or acquisition), must first obtain pre-approval of the transaction from the Approving Officer. No preclearance is required if the transaction is being made under a previously established 10b5-1 plan approved in accordance with this policy.

A request for pre-approval should be submitted to the Approving Officer at least two business days before the proposed transaction. The Approving Officer will then determine whether the transaction may proceed and will promptly notify the Specified Person of this determination. When making a pre-approval request, the Specified Person must include all relevant information concerning the proposed transactions and how best to be reached.
Approval for a proposed transaction may be withheld by the Approving Officer, in their discretion. Approval will be withheld, for example, under the following circumstances.
•They determine that the Specified Person may possess material nonpublic information;
•The trade is proposed for a closed period;
•The transaction does not comply with Rule 144 or other legal requirements;
•The transaction could result in adverse publicity or have a material adverse impact on trading in ResMed Securities or ResMed;
•The transaction could result in liability to the Specified Person under the short-swing rules of Section 16(b) (See Exhibit B);
•Sufficient advance notice had not been given to allow preparation and review of a Form 4; or
•Based on such other relevant considerations as the Approving Officer determines is relevant.
8.3    Dispute resolution: If the clearance of a proposed transaction is withheld, the decision cannot be “overruled” by any other member of management. If there is a disagreement regarding a proposed transaction, and the Specified Person requests a final resolution of a pre-clearance request, then the Approving Officer is required to report the proposed transaction to the audit committee of the board of directors. The Approving Officer and the audit committee may obtain the advice of outside legal counsel with respect to a pre-clearance request. Specified Persons may not in any event engage in the proposed transaction until a
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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request has been finally resolved to the satisfaction of the Approving Officer or, if applicable, the audit committee.
8.3    Approvals are time-limited: Clearance, when given, will be only for the precise period specified. Placing buy or sell orders at a given price should only be for the time period specified, since events could subsequently arise that could make trading inappropriate. It is incumbent on the Specified Person to cancel any such order that extends beyond the permitted period, or when the Specified Person comes into possession of Material Nonpublic Information.
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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9.    Rule 10b5-1

9.1 Overview: Automatic trading plans, also known as 10b5-1 plans, are permitted under the US insider trading rules when they are entered into in good faith at a time when the individual is not in possession of Material NonPublic Information. These plans serve to demonstrate that Material Nonpublic Information did not factor into the trading decision, even if the pre-planned trades occur after the Covered Person later becomes aware of Material Nonpublic Information. If adopted in accordance with SEC Rule 10b5-1, these plans provide affirmative defenses to trading on the basis of Material Nonpublic Information in insider trading cases.

9.2. Pre-approval: Any person who wishes to implement, amend or terminate a qualified Rule 10b5-1 plan must first have the plan (or any amendment or proposal to terminate) pre-approved by the Approving Officer. In pre-clearing the implementation, amendment or termination of a qualified Rule 10b5-1 plan, the Approving Officer will not be responsible for determining whether the plan complies with Rule 10b5-1. Compliance with Rule 10b5-1 is solely the adopting person’s responsibility.
9.3    Cooling-off period:
9.3.1    Directors and Executive Officers: For Directors and Executive Officers: the first trade under the plan may not occur until the later of:
•90 days after the plan’s adoption; or
•Two business days after ResMed’s financial results are disclosed in a filing under SEC Forms 10-Q or 10-K covering the fiscal quarter in which the plan was adopted, up to a maximum of 120 days.
9.3.2    Others: For any Covered Person who is not a Director or Executive Officer, the first trade under the plan may not occur until 30 days after the plan’s adoption.

9.4    Modifications: Once a Rule 10b5-1 plan is implemented, a Covered Person may not modify, suspend, cancel, or terminate the plan without the Approving Officer’s approval. An individual may only modify a Rule 10b5-1 plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications will trigger a new cooling-off period if the modification changes the amount, price, or timing of trades, including a change to a formula that affects these inputs. Modifications do not trigger a new cooling-off period if they are immaterial or administrative, such as an adjustment for stock splits or a change in account information.
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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9.5    Overlapping plans: Covered Persons may not simultaneously maintain more than one Rule 10b5-1 plan except under one of the following three scenarios:
•Successor plans: They may simultaneously maintain two plans if one of the plans is a successor trading plan under which trades are not scheduled to begin until completion or expiration of the predecessor plan. If the predecessor plan is terminated early, trading under the successor plan cannot commence until the applicable cooling-off period has run from the termination date of the predecessor plan;
•Sell to cover: They may use sell-to-cover arrangements that authorize the sale of only enough securities necessary to satisfy tax withholding obligations arising exclusively from the vesting of an equity award. They may adopt a sell-to-cover plan even if they have another Rule 10b5-1 plan in place; or
•Multiple brokers: They may have several contracts with different brokers to execute trades under a single trading plan.
9.6.    Single-trade plans: Rule 10b5-1 permits only one single-trade plan during any consecutive 12-month period, except for sell-to-cover arrangements. For this purpose, a single-trade plan is one that is “designed to effect” a trade in a single transaction, meaning that the plan “has the practical effect of requiring such a result.” Single-trade plans do not include plans that use several different stock price triggers or that give trading discretion to a broker, even if they happen to execute in one single trade.

9.7    ResMed’s disclosures of Directors’ and Executive Officers’ trading arrangements: ResMed will file quarterly disclosures with the SEC for each of our Directors and Executive Officers regarding:
•New or changed arrangements: any adoption, modification, or termination of Rule 10b5-1 plans or any other written trading arrangements that do not qualify for the Rule 10b5-1 affirmative defense; and
•Material terms: a description of the material terms of each plan (other than pricing terms), including the name and title of the Director or Executive Officer; the date the plan was adopted, modified, or terminated; the plan’s duration; and the total amount of securities to be purchased or sold under the plan.
10.    Other Guidelines
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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10.1    Inquiries from Third Parties: All inquiries about ResMed from third parties such as industry analysts or members of the financial or business media, that seek information about ResMed’s financial condition, operating results, or other information about the value of ResMed Securities, should be directed to our chief executive officer, president and chief operating officer, chief financial officer, global general counsel, or our chief communications and investor relations officer .
10.2    The Buy-Sell “Trap: In buying publicly-traded securities, you should bear in mind a potential liquidity trap you could face: you could receive permission to buy a security, but later be refused permission to sell it (at least temporarily). These situations are frequently beyond the control of ResMed, and could lock you into an unwanted investment for a considerable period of time.
10.3    Confidential Information about Other Companies: In addition to material nonpublic information about ResMed, you may become aware of similar information about other companies whose securities are publicly traded, such as suppliers, customers or competitors. In such a situation, you must handle the other company’s information according to the same rules that apply to ResMed’s material nonpublic information. You can be liable for trading on the basis of material nonpublic information in any publicly-traded company’s securities.
11.    You are Responsible for Insider Trading Violations
11.1    Overview: This document is intended to inform you of ResMed’s policies prohibiting insider trading. It is not intended to completely explain the legal restrictions and consequences of trading in ResMed Securities. We strongly encourage you to consult with your own legal and tax advisors before engaging in any transaction involving ResMed Securities or the securities of companies with which we do business.

Please remember that you are ultimately responsible for complying with the laws prohibiting insider trading and that violating those laws can result in both civil and criminal penalties (including jail) as well as great embarrassment to you and ResMed.

11.2    ResMed will cooperate with Authorities. It is our policy to cooperate fully with the SEC and other governmental and regulatory authorities in investigating possible violations by Covered Persons and others of applicable laws and regulations. If appropriate, we will assist authorities in the investigation and prosecution of persons who engage in illegal conduct.
12.    Administration of this Policy
12.1    Administration and interpretation: The global general counsel is authorized to administer and interpret this policy as needed. Any additional interpretations or exceptions will
ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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be made by the audit committee of the board of directors and its determinations will be final, subject only to further review by the full board of directors, in its discretion.
12.2    Amendment or modification: This policy may be amended, modified or supplemented at any time by our audit committee or full board of directors. Any such amendments or supplements will become effective immediately.
12.3    Enforcement: The audit committee or full board of directors may take any additional action it considers appropriate to encourage compliance with this policy, including additional restrictions on sale of ResMed Securities for any person who does not comply with this policy.
13.    Acknowledgement Form for Covered Persons:
Every Covered Person may be required to sign, initially and from time to time, an Acknowledgement Form, in the form attached as Exhibit A, stating that they have received, read, and understands this policy and agree to comply, and have complied, with its prohibitions and requirements. You will be notified from time to time when the Acknowledgment Form must be submitted.

14.    Policy Information
Policy Information

Accountable Party	Global General Counsel – legal department
Policy Type	Corporate Governance
Effective	August 17, 2023

ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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Exhibit A: Acknowledgement Form for Employees

ACKNOWLEDGEMENT FORM

The undersigned, as a Covered Person of ResMed (as defined in the ResMed Insider Trading Policy, effective August 18, 2023 (the “Policy”)), hereby certifies and represents to ResMed that the undersigned has received, read and understands the Policy (and the Supplemental Policy on the Section 16 Compliance Program, if the undersigned is a Section 16 Person (as defined in that supplemental policy at Exhibit B)), and agrees to comply, and has complied, with the Policy (and the Supplemental Policy on the Section 16 Compliance Program, if the undersigned is a Section 16 Person) in its entirety:

Employee signature:
Print Name:
Title:
Executed on:
Company/Location:

ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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Exhibit B: Supplemental Policy on Section 16 Compliance Program

1. Overview: The Directors and Executive Officers of ResMed Inc. and certain other persons identified from time to time by our board of directors or global general counsel are subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Persons”). In addition to complying with all other policies and procedures in the ResMed Policy on Insider Trading (the “Policy”), Section 16 Persons must also comply with this Supplemental Policy on Section 16 Compliance Program.

Section 16(a) of the Securities Exchange Act of 1934, and the related rules of the SEC, require our Section 16 Persons to report all transactions involving ResMed Securities (including options, warrants, and other “derivative securities”) to the SEC. Almost all transactions must be reported within two business days after the transaction date.

Section 16(b) requires ResMed to recover any deemed profit resulting from any sale and purchase, or purchase and sale, by a Section 16 Person within a six-month period. It makes no difference how long the shares were held or whether the Section 16 Person was in possession of material nonpublic information at the time of the trades. Moreover, under the profit calculation rules, the highest-priced sale will be matched with the lowest-priced purchase, regardless of the order in which the transactions occurred or whether there is any overall profit. If you do not immediately disgorge any such profit to ResMed, you can expect to receive a demand letter or civil complaint from one or more plaintiffs’ lawyers who specialize in Section 16 actions. Transactions that occur for up to six months after you cease to be a Section 16 Person may also give rise to Section 16(b) liability.

The Section 16 reporting requirement and short swing profit recovery rules extend to transactions by family members sharing a Section 16 Person’s household, and transactions in which a Section 16 Person is deemed to have an indirect pecuniary interest (such as transactions by trusts, corporations, or partnerships in which the Section 16 Person has or shares control).

Under SEC rules, certain transactions, including gifts, approved option grants, in-the-money option exercises, and other transactions under employee benefit plans such as the Employee Stock Purchase Program, are considered “exempt transactions” under Section 16(b) and do not give rise to profit recovery. These exempt transactions in most cases are still required to be reported to the SEC generally within two business days after the transaction date.

ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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2. Consequences of failure to report: The SEC’s rules require companies to list in their annual proxy statement the name of any Section 16 Person who, during the preceding fiscal year, failed to file on a timely basis any of the required reports.

The consequences of filing a late report or not filing a required report can be significant:
•You and ResMed may be the subject of adverse publicity as a result of disclosures in the proxy statement.
•You may be subject to an SEC “cease and desist” order.
•You may be required to pay substantial fines for each filing violation.
•Willful failures to file can be, and occasionally have been, prosecuted as a criminal violation of the federal securities laws.

Section 16 Persons should note that even if a transaction is properly reported the transaction can give rise to liability under Section 16(b) if it can be “matched” against another transaction occurring within six months.

3. Filing Responsibilities and Required Forms: Under Section 16, you, as a Section 16 Person, are personally liable for the failure to file required reports on a timely basis. To assist our Section 16 Persons in meeting required filing deadlines, ResMed’s equity award program team will prepare and file required Section 16 reports for all ResMed approved transactions, unless you have indicated that you prefer to prepare and file your own reports. You are requested to maintain a power of attorney that will give our global general counsel, chief financial officer, and other persons they may designate the authority to prepare and file on your behalf any required forms. The following required forms are required to be filed under Section 16:

•Form 3 must be electronically filed with the SEC when a person first becomes subject to Section 16. The Form 3 requires the Section 16 Person to list all holdings of ResMed stock, options or other “derivative securities.” The Form 3 must be electronically received by the SEC within ten calendar days after becoming a Section 16 Person.
•Form 4 must be electronically filed with the SEC whenever there is a change in the beneficial ownership of securities, including purchases and sales of ResMed Securities, option exercises, equity award grants and vesting, gifts, and changes in the nature of the ownership (e.g., from direct to indirect). All Forms 4 must be received by the SEC via EDGAR no later than the second business day after the transaction date. The limited exception to this two day filing requirements is for certain transactions under Rule 10b5-1 trading plans and under multi-fund employee benefit plans where the
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insider does not control the timing of transaction execution; in these circumstances the Form 4 may be electronically filed two days after the Section 16 Person’s receipt of notice of the transaction, which notice must occur no later than the third day after the transaction date. Acquisitions of shares under the ResMed Employee Stock Purchase Plan do not need to be reported on a Form 4.
•Form 5 must be electronically filed with the SEC within 45 days after the end of our fiscal year to report transactions that were not reported during the year, because of a failure to earlier report.

Section 16 Persons (excluding 10% Stockholders) will be required to provide ResMed with a written representation at each fiscal year-end stating:
•That you have pre-cleared all transactions during the fiscal year as required by this Policy, and
•If applicable, that no Form 5 is due because all holdings and transactions previously have been reported on Form 3 or Form 4 by you.

4. Preparing and reviewing Forms 3, 4 and 5: The equity award program team will oversee the preparation of the Section 16 forms (unless you have indicated that you prefer to prepare and file your own). For transactions that are under our control, such as equity grants, we will endeavor to prepare the forms and obtain your review and signature in advance.

For your personal transactions, and due to the two business day electronic filing requirement, it is essential that you respond promptly to the equity award program team, provide all information necessary for SEC reporting, and otherwise assist in completing the required forms, if you wish to obtain approval of and to proceed with any proposed transaction. If the equity award program team is unable to obtain your approval in advance, we may file the Section 16 Forms within the required time, and make any necessary changes as a later amendment.

5. Broker transactions: Section 16 Persons are required to instruct their broker who handles trades in ResMed Securities to:
•Verify with our Approving Officer that the proposed trade was pre-cleared by ResMed before entering any trading order for ResMed Securities;
•Confirm that the brokerage firm’s compliance procedures have been followed in connection with all trades, including Rule 144 for trades on the New York Stock Exchange; and
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•Report to our global general counsel and equity award program manager the quantity and price of any trade promptly on the day the trade executes.

6. Rule 144: SEC Rule 144 imposes a series of restrictions upon the sale of ResMed Securities by affiliates of ResMed, including our Directors and Executive Officers. These restrictions may be summarized as follows:
•Volume Limitations. Total sales of ResMed common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of ResMed common stock, as reflected in the most recent report or statement published by ResMed, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144 Notice.
•Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling officer or director can solicit or arrange for the sale order. In addition, the selling Section 16 Person must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds itself out as being willing to buy and sell ResMed common stock for their own account on a regular and continuous basis.

7. Notice of Proposed Sale: A notice of the sale (the Form 144 Notice) must be filed electronically with the SEC on the same day as the sell order is placed with the broker in reliance on Rule 144 or on the day the sale is executed directly with a market maker. Stockbrokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 Notice and in complying with the other requirements of Rule 144. Failure to comply with the Form 144 Notice requirements invalidates the ability to rely on Rule 144.

8. Ultimate responsibility is yours: Although ResMed offers to assist its Section 16 Persons to help them comply with the Section 16 rules, it remains your obligation to see that your filings are accurate and made on time, that your sales are made in compliance with Rule 144 and that you have no Section 16(b) or Rule 10b-5 insider trading liability. ResMed cannot assume any legal responsibility in this regard. Under the law, if a filing is missed, you are personally responsible, notwithstanding that ResMed has undertaken to prepare a required form. Please do not hesitate to call the Approving Officer if you have any questions about any proposed
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transaction, the Section 16 reporting requirements generally, the Rule 144 requirements or regarding any particular transaction.

ResMed Confidential Proprietary Information, not to be reproduced, disclosed, or made available to third parties without prior consent from ResMed and not to be used in any unauthorized way. Printed representations of this document are uncontrolled. See published location for latest version.
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